Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

First Quarter 2024 Financial Results

Addison, Texas – April 15, 2024 / Business Wire / – Guaranty Bancshares, Inc. (NYSE: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended March 31, 2024. The Company's net income available to common shareholders was $6.7 million, or $0.58 per basic share, for the quarter ended March 31, 2024, compared to $5.9 million, or $0.51 per basic share, for the quarter ended December 31, 2023 and $8.3 million, or $0.69 per basic share, for the quarter ended March 31, 2023. Return on average assets and average equity for the first quarter of 2024 were 0.85% and 8.93%, respectively, compared to 0.73% and 7.93%, respectively, for the fourth quarter of 2023 and 1.01% and 11.18%, respectively, for the first quarter of 2023. The increase in earnings during the first quarter of 2024 compared to the fourth quarter of 2023 was primarily due to higher non-interest income and lower non-interest expense. The decrease in earnings in the first quarter of 2024 compared to the first quarter of 2023 was primarily due to lower net interest income in the current quarter compared to the prior year quarter.

"We are pleased with our first quarter 2024 results. During the quarter, net interest margin continued to improve, we paid down borrowings from the FHLB, we repaid the remaining $25.0 million of brokered CDs that were obtained to test as a source of liquidity, our core deposits are stable and grew slightly and credit quality remains manageable. Although we've strategically shrunk the balance sheet primarily through more conservative loan underwriting, our balance sheet remains strong and continues to provide consistent earnings results. Liquidity and capital remain solid and our board of directors increased the dividend paid on GNTY stock from $0.23 last quarter to $0.24 this quarter, further improving shareholder returns and value," said Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Good Earnings and Improving NIM. Earnings were good in the first quarter as net interest margin improved and non-interest income was boosted from sales of SBA and mortgage loans as well as recoveries from previously marked-down receivables due from the SBA. Net interest margin, on a fully taxable equivalent basis, has continued to improve from 3.02% in the third quarter of 2023 to 3.11% in the fourth quarter of 2023 and 3.16% in the first quarter of 2024. The improvements have resulted primarily from a slow-down in deposit cost increases, while earning assets have continued to reprice upward. The SBA receivable was related to the guaranteed portion of three SBA loans that were acquired from Westbound Bank. The receivable was partially written down in the third quarter of 2022, as there was uncertainty at that time about possible SBA haircuts in the guaranteed portion due to file documentation. However, after extensive review by the SBA, the full amount of guarantees was received during the first quarter of 2024.
•
Stable Asset Quality. Although we are seeing some deterioration for certain borrowers, overall credit quality remains strong and the expected losses on deteriorating credits are low primarily due to the Bank's equity position and/or strong guarantor support. During the quarter, we foreclosed on a multi-purpose commercial real estate loan in a vibrant location in the South Austin area and recorded other real estate owned of $14.9 million. A recent appraisal indicates an LTV (prior to foreclosure) of 68.5%. Interest in purchasing the property has been high and we are in discussions with several interested parties. We expect little or no loss on the sale of this other real estate owned. Nonperforming assets as a percentage of total assets were 0.68% at March 31, 2024, compared to 0.18% at December 31, 2023 and 0.40% at March 31, 2023. Net charge-offs (annualized) to average loans were 0.02% for the quarter ended March 31, 2024, compared to 0.04% for the quarter ended December 31, 2023, and 0.00% for the quarter ended March 31, 2023.

Commercial real estate (CRE) loans, particularly office related loans, have received increased scrutiny in recent months. As of March 31, 2024, our CRE loans and real estate C&D loans represent 40.0% and 12.1% of the total loan portfolio, respectively, and office-related loans represent 4.6% of the total loan portfolio and have an average balance of $516,000.

•
Granular and Consistent Core Deposit Base. As of March 31, 2024, we have 88,493 total deposit accounts with an average account balance of $29,696. We have a historically reliable core deposit base, with strong and trusted banking relationships. Total deposits decreased by $5.4 million during the first quarter, which resulted primarily from the maturity of $25.0 million in brokered deposits in February 2024 that we did not renew. Excluding these brokered CDs, total core deposits grew $19.6 million during the first quarter. DDA balances decreased $27.1 million, savings and MMDA balances increased $30.8 million and time deposits (excluding matured brokered CDs) increased $15.9 million. Excluding public funds and bank-owned accounts, our uninsured deposits as of March 31, 2024 were 25.43% of total deposits.

Interest rates paid on deposits during the quarter stabilized with minimal increases. Despite the decrease in DDA during the quarter, noninterest-bearing deposits still represent 31.5% of total deposits. Our cost of interest-bearing deposits increased eight basis points during the quarter from 3.17% in the prior quarter to 3.25%. This increase was primarily due to renewals of maturing certificates of deposit into new CDs paying higher rates and the shift from noninterest-bearing balances to interest-bearing. Our cost of total deposits for the first quarter of 2024 increased nine basis points from 2.14% in the prior quarter to 2.23%†.

•
Healthy Capital and Liquidity. Our capital and liquidity ratios, as well as contingent liquidity sources, remain very healthy. During the first quarter of 2024, we repurchased 11,651 shares of our common stock, or 0.10% of average shares outstanding during the period, at an average price of $28.76 per share. Our liquidity ratio, calculated as cash and cash equivalents and unpledged investments divided by total liabilities, was 10.6% as of March 31, 2024, compared to 15.3% as of March 31, 2023. Our total available contingent liquidity, net of current outstanding borrowings, was $1.3 billion, consisting of FHLB, FRB and correspondent bank fed funds and revolving lines of credit. Finally, our total equity to average quarterly assets as of March 31, 2024 was 9.6%. If we had to recognize our entire unrealized losses on both AFS and HTM securities, our total equity to average assets ratio would be 8.8%†, which we believe represents a strong capital level under regulatory requirements.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

RESULTS OF OPERATIONS

Net interest income, before the provision for credit losses, in the first quarter of 2024 and 2023 was $23.6 million and $25.2 million, respectively, a decrease of $1.6 million, or 6.3%. The decrease in net interest income resulted from an increase in interest expense of $5.2 million, or 43.3%, compared to the prior year quarter, which was partially offset by an increase in interest income of $3.6 million, or 9.7%, from the same quarter in the prior year. The increases in both interest income and expense resulted primarily from higher rates during the period. Interest expense was also somewhat impacted by a shift from noninterest-bearing to interest-bearing deposit accounts, which resulted in increased expense in the first quarter of 2024 compared to the prior year quarter. Our noninterest-bearing deposits to total deposits were 31.5% and 37.8% as of March 31, 2024 and 2023, respectively.

Net interest margin, on a fully taxable equivalent basis, for the first quarter of 2024 and 2023 was 3.16% and 3.24%, respectively. Net interest margin, on a fully taxable equivalent basis, decreased nine basis points primarily due to interest-bearing liabilities repricing faster than our interest-earning assets during the period. The cost of interest-bearing liabilities increased 98 basis points from the prior year quarter, while interest earning asset yields increased 70 basis points. The increase in the cost of interest-bearing liabilities was due primarily to an increase in the cost of interest-bearing deposits from 1.91% to 3.25%, a change of 134 basis points, in the first quarter of 2024 compared to the same period in 2023, as well as increased rates on FHLB advances, which increased from 4.94% to 5.45%, an increase of 51 basis points, from the prior year quarter. The increases in cost were partially offset by increases in yield on the loan portfolio from 5.46% to 6.21%, or 75 basis points, as well as 109 and 13 basis point increases in yield on AFS and HTM securities, respectively. Although the cost of interest-bearing liabilities have repriced more quickly during this period, the weighted average yield on $62.9 million in new loans originated in the first quarter was 8.39%.

Net interest income, before the provision for credit losses, decreased $226,000, or 0.9%, from $23.8 million in the fourth quarter of 2023 to $23.6 million in the first quarter of 2024. The decrease in net interest income resulted primarily from an increase in interest expense of $182,000, or 1.1%, and a decrease in interest income of $44,000, or 0.1%. The decrease in interest income was primarily due to a decrease in gross loans of $57.3 million, or 2.5%.

Net interest margin, on a fully taxable equivalent basis, increased from 3.11% for the fourth quarter of 2023 to 3.16% for the first quarter of 2024, an increase of four basis points. The increase in net interest margin, on a fully taxable equivalent basis, was primarily due to an increase on loan yield from 6.06% for the fourth quarter of 2023 to 6.21% for the first quarter of 2024, a change of 15 basis points, and a decrease in total interest-earning assets during the first quarter of 2024. This increase was partially offset by an increase in the cost of interest-bearing deposits from 3.17% in the fourth quarter of 2023 to 3.25% in the first quarter of 2024, a change of eight basis points.

We recorded a $250,000 reversal to our provision for credit losses during the first quarter of 2024. Our loan balances decreased $57.3 million during the quarter, while credit quality trends remained relatively stable and the qualitative factors used to account for changes in economic conditions and expected losses were adjusted in 2023. Those assumptions remain relevant in the current quarter, thus no additional q-factor adjustments were made in the current quarter. As of March 31, 2024 and December 31, 2023, our allowance for credit losses as a percentage of total loans was 1.35% and 1.33%, respectively.

Noninterest income increased $353,000, or 7.2%, in the first quarter of 2024 to $5.3 million, compared to $4.9 million for the first quarter of 2023. The increase from the same quarter in 2023 was primarily due to $499,000 in recoveries made on three SBA loans during the first quarter of 2024. This was partially offset by a $130,000 decrease in the gain on mortgage loans sold and a decrease on the gain on sale of loans of $42,000, or 13.4%, along with a $27,000, or 39.7%, decrease in mortgage fee income compared to the same quarter in the prior year.

Noninterest expense increased $725,000, or 3.6%, in the first quarter of 2024 to $20.7 million, compared to $20.0 million for the first quarter of 2023. The increase in noninterest expense in the first quarter of 2024 was driven primarily by a $189,000, or 32.4%, increase in legal and professional fees primarily related to recruiting fees, an increase in software and technology expense of $246,000, or 17.6%, and a $173,000, or 1.4%, increase in employee compensation and benefits compared to the first quarter of 2023. These were partially offset by a $98,000, or 36.7%, decrease in advertising and promotions expense.

Noninterest income in the first quarter of 2024 increased by $462,000, or 9.6%, from $4.8 million in the fourth quarter of 2023. The increase was primarily due to an increase in other noninterest income of $454,000, or 65.0%, primarily the result of $499,000 in recoveries made on three SBA loans and an increase in the gain on sale of loans of $76,000, or 38.8%, during the first quarter of 2024.

Noninterest expense decreased $710,000, or 3.3%, in the first quarter of 2024, from $21.4 million for the quarter ended December 31, 2023. The decrease resulted from a $278,000, or 2.2%, decrease in employee compensation and benefits due to a retirement accrual booked in the fourth quarter of 2023, which was not present in 2024. Additionally, there was a $183,000, or 52.0%, decrease in advertising and promotions expense, a $182,000, or 19.1%, decrease in legal and professional fees and a $98,000, or 5.6%, decrease in software and technology expense during the first quarter of 2024 compared to the fourth quarter of 2023.

The Company’s efficiency ratio in the first quarter of 2024 was 71.74%, compared to 66.41% in the prior year quarter and 74.81% in the fourth quarter of 2024.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.13 billion at March 31, 2024, compared to $3.18 billion at December 31, 2023 and $3.36 billion at March 31, 2023.

Gross loans decreased by $57.3 million, or 2.5%, during the quarter resulting in a gross loan balance of $2.27 billion at March 31, 2024, compared to $2.32 billion at December 31, 2023. Our decline in loans resulted primarily from tighter underwriting due to the current economic environment and from lower demand from potential borrowers.

Gross loans decreased $112.6 million, or 4.7%, from $2.38 billion at March 31, 2023. The decrease in gross loans during the first quarter of 2024 compared to the first quarter of 2023 resulted from tightened credit underwriting standards and loan terms, along with fewer borrower requests in response to higher interest rates. Additionally, there was a $10.7 million decrease in warehouse lending loans, as we discontinued that line of business in the second quarter of 2023.

Total deposits decreased by $5.4 million, or 0.2%, to $2.63 billion at March 31, 2024, compared to $2.63 billion at December 31, 2023, and increased $4.5 million, or 0.2%, from $2.62 billion at March 31, 2023. The decrease in deposits during the first quarter of 2024 compared to the fourth quarter of 2023 was the result of a decrease in noninterest-bearing deposits of $24.1 million, offset by an increase in interest-bearing deposits of $18.7 million. The decrease in interest-bearing deposits included the maturity of $25.0 million in brokered CDs in February 2024 that we did not renew. The increase in deposits during the current quarter compared to the prior year quarter resulted primarily from an increase in interest-bearing deposits of $168.1 million, partially offset by a decrease in noninterest-bearing deposits of $163.7 million.

Nonperforming assets as a percentage of total loans were 0.94% at March 31, 2024, compared to 0.25% at December 31, 2023 and 0.57% at March 31, 2023. Nonperforming assets as a percentage of total assets were 0.68% at March 31, 2024, compared to 0.18% at December 31, 2023, and 0.40% at March 31, 2023. The Bank's nonperforming assets consist primarily of other real estate owned and nonaccrual loans. The increase in nonperforming assets compared to the prior year end and prior year quarter was primarily due to the increase in other real estate owned, which is described in the quarterly highlights above.

Total equity was $305.9 million at March 31, 2024, compared to $303.8 million at December 31, 2023 and $300.3 million at March 31, 2023. The increase in total equity compared to the prior year end and prior year quarter resulted primarily from net income of $6.7 million, the payment of dividends of $2.8 million during the period and a reduction in repurchases during the first quarter of 2024 compared to prior quarters.

	As of
	2024	2023
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ASSETS
Cash and due from banks	$43,872	$47,744	$47,922	$47,663	$59,030
Federal funds sold	24,300	36,575	73,275	44,950	95,400
Interest-bearing deposits	4,921	5,205	8,980	4,738	3,695
Total cash and cash equivalents	73,093	89,524	130,177	97,351	158,125
Securities available for sale	228,787	196,195	178,644	166,596	173,744
Securities held to maturity	363,963	404,208	408,308	437,292	476,105
Loans held for sale	874	976	2,506	795	1,260
Loans, net	2,234,012	2,290,881	2,286,163	2,300,882	2,344,240
Accrued interest receivable	11,747	13,143	11,307	11,110	10,443
Premises and equipment, net	56,921	57,018	56,712	56,151	55,457
Other real estate owned	14,900	—	—	—	38
Cash surrender value of life insurance	42,119	42,348	42,096	41,830	38,619
Core deposit intangible, net	1,312	1,418	1,524	1,633	1,746
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	67,550	56,920	80,816	60,396	64,350
Total assets	$3,127,438	$3,184,791	$3,230,413	$3,206,196	$3,356,287
LIABILITIES AND EQUITY
Deposits
Noninterest-bearing	$828,861	$852,957	$903,391	$915,462	$992,527
Interest-bearing	1,798,983	1,780,289	1,754,902	1,687,355	1,630,841
Total deposits	2,627,844	2,633,246	2,658,293	2,602,817	2,623,368
Securities sold under agreements to repurchase	39,058	25,172	19,366	20,532	13,338
Accrued interest and other liabilities	33,807	32,242	31,218	30,701	30,125
Line of credit	—	4,500	2,000	12,000	—
Federal Home Loan Bank advances	75,000	140,000	175,000	195,000	340,000
Subordinated debentures	45,819	45,785	47,752	47,719	49,186
Total liabilities	2,821,528	2,880,945	2,933,629	2,908,769	3,056,017

Equity attributable to Guaranty Bancshares, Inc.	305,371	303,300	296,226	296,862	299,700
Noncontrolling interest	539	546	558	565	570
Total equity	305,910	303,846	296,784	297,427	300,270
Total liabilities and equity	$3,127,438	$3,184,791	$3,230,413	$3,206,196	$3,356,287

	Quarter Ended
	2024	2023
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
STATEMENTS OF EARNINGS
Interest income	$40,752	$40,796	$39,818	$38,734	$37,144
Interest expense	17,165	16,983	16,516	14,031	11,982
Net interest income	23,587	23,813	23,302	24,703	25,162
Reversal of provision for credit losses	(250)	—	—	—	—
Net interest income after provision for credit losses	23,837	23,813	23,302	24,703	25,162
Noninterest income	5,258	4,796	4,939	7,873	4,905
Noninterest expense	20,692	21,402	20,514	20,471	19,967
Income before income taxes	8,403	7,207	7,727	12,105	10,100
Income tax provision	1,722	1,341	1,437	2,529	1,823
Net earnings	$6,681	$5,866	$6,290	$9,576	$8,277
Net loss attributable to noncontrolling interest	7	12	7	5	4
Net earnings attributable to Guaranty Bancshares, Inc.	$6,688	$5,878	$6,297	$9,581	$8,281

PER COMMON SHARE DATA
Earnings per common share, basic	$0.58	$0.51	$0.54	$0.82	$0.69
Earnings per common share, diluted	0.58	0.51	0.54	0.81	0.69
Cash dividends per common share	0.24	0.23	0.23	0.23	0.23
Book value per common share - end of quarter	26.47	26.28	25.64	25.58	25.13
Tangible book value per common share - end of quarter(1)	23.57	23.37	22.72	22.67	22.29
Common shares outstanding - end of quarter(4)	11,534,960	11,540,644	11,554,094	11,603,167	11,925,357
Weighted-average common shares outstanding, basic	11,539,167	11,536,878	11,568,897	11,735,475	11,939,593
Weighted-average common shares outstanding, diluted	11,598,239	11,589,165	11,619,342	11,756,512	12,012,004

PERFORMANCE RATIOS
Return on average assets (annualized)	0.85%	0.73%	0.78%	1.17%	1.01%
Return on average equity (annualized)	8.93	7.93	8.43	12.87	11.18
Net interest margin, fully taxable equivalent (annualized)(2)	3.16	3.11	3.02	3.19	3.24
Efficiency ratio(3)	71.74	74.81	72.64	62.84	66.41

(1) See Non-GAAP Reconciling Tables.

(2) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(4) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

	As of
	2024	2023
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$269,560	$287,565	$292,410	$295,864	$295,936
Real estate:
Construction and development	273,300	296,639	317,484	345,127	372,203
Commercial real estate	906,684	923,195	901,321	891,883	900,190
Farmland	180,502	186,295	188,614	187,105	190,802
1-4 family residential	523,573	514,603	504,002	496,340	499,944
Multi-family residential	44,569	44,292	42,720	44,385	44,760
Consumer	54,375	57,059	58,294	59,498	60,163
Agricultural	12,418	12,685	13,076	13,447	13,545
Overdrafts	276	243	328	252	270
Total loans(1)(2)	$2,265,257	$2,322,576	$2,318,249	$2,333,901	$2,377,813

	Quarter Ended
	2024	2023
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$30,920	$31,140	$31,759	$31,953	$31,974
Loans charged-off	(310)	(242)	(644)	(224)	(94)
Recoveries	200	22	25	30	73
Reversal of provision for credit loss expense	(250)	—	—	—	—
Balance at end of period	$30,560	$30,920	$31,140	$31,759	$31,953

Allowance for credit losses / period-end loans	1.35%	1.33%	1.34%	1.36%	1.34%
Allowance for credit losses / nonperforming loans	496.0	552.9	1,148.2	894.6	238.4
Net charge-offs / average loans (annualized)	0.02	0.04	0.11	0.03	0.00

NONPERFORMING ASSETS
Nonaccrual loans	$6,161	$5,592	$2,712	$3,550	$13,405
Other real estate owned	14,900	—	—	—	38
Repossessed assets owned	236	234	250	—	—
Total nonperforming assets	$21,297	$5,826	$2,962	$3,550	$13,443

Nonperforming assets as a percentage of:
Total loans(1)(2)	0.94%	0.25%	0.13%	0.15%	0.57%
Total assets	0.68	0.18	0.09	0.11	0.40

(1) Excludes outstanding balances of loans held for sale of $874,000, $976,000, $2.5 million, $795,000, and $1.3 million as of March 31, 2024, and December 31, September 30, June 30, and March 31, 2023, respectively.

(2) Excludes deferred loan fees of $685,000, $775,000, $(946,000), $1.3 million, and $1.6 million as of March 31, 2024, and December 31, September 30, June 30, and March 31, 2023, respectively.

	Quarter Ended
	2024	2023
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
NONINTEREST INCOME
Service charges	$1,069	$1,123	$1,131	$1,056	$1,077
Net realized (loss) gain on securities transactions	—	—	—	(322)	93
Net realized gain on sale of loans	272	196	218	473	314
Fiduciary and custodial income	649	624	637	630	638
Bank-owned life insurance income	251	249	267	211	214
Merchant and debit card fees	1,706	1,760	1,752	2,121	1,674
Loan processing fee income	118	116	128	142	134
Mortgage fee income	41	30	46	50	68
Other noninterest income	1,152	698	760	3,512	693
Total noninterest income	$5,258	$4,796	$4,939	$7,873	$4,905

NONINTEREST EXPENSE
Employee compensation and benefits	$12,437	$12,715	$11,944	$11,939	$12,264
Occupancy expenses	2,747	2,757	2,960	2,754	2,830
Legal and professional fees	772	954	902	985	583
Software and technology	1,642	1,740	1,490	1,531	1,396
Amortization	143	145	147	149	161
Director and committee fees	200	186	192	201	199
Advertising and promotions	169	352	288	269	267
ATM and debit card expense	609	763	803	739	599
Telecommunication expense	173	175	178	171	183
FDIC insurance assessment fees	360	321	363	522	301
Other noninterest expense	1,440	1,294	1,247	1,211	1,184
Total noninterest expense	$20,692	$21,402	$20,514	$20,471	$19,967

	Quarter Ended March 31,
	2024			2023
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$2,299,177	$35,491	6.21%	$2,388,045	$32,157	5.46%
Securities available for sale	216,298	1,851	3.44	184,572	1,068	2.35
Securities held to maturity	393,394	2,533	2.59	502,760	3,050	2.46
Nonmarketable equity securities	24,438	248	4.08	28,381	419	5.99
Interest-bearing deposits in other banks	45,672	629	5.54	34,986	450	5.22
Total interest-earning assets	2,978,979	40,752	5.50	3,138,744	37,144	4.80
Allowance for credit losses	(30,879)			(31,934)
Noninterest-earning assets	230,829			218,195
Total assets	$3,178,929			$3,325,005
LIABILITIES AND EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,789,119	$14,459	3.25%	$1,624,610	$7,655	1.91%
Advances from FHLB and fed funds purchased	141,593	1,920	5.45	310,103	3,774	4.94
Line of credit	841	18	8.61	—	—	—
Subordinated debt	45,797	517	4.54	49,164	540	4.45
Securities sold under agreements to repurchase	41,271	251	2.45	10,974	13	0.48
Total interest-bearing liabilities	2,018,621	17,165	3.42	1,994,851	11,982	2.44
Noninterest-bearing liabilities:
Noninterest-bearing deposits	823,638			1,002,793
Accrued interest and other liabilities	35,469			26,912
Total noninterest-bearing liabilities	859,107			1,029,705
Equity	301,201			300,449
Total liabilities and equity	$3,178,929			$3,325,005
Net interest rate spread(2)			2.08%			2.36%
Net interest income		$23,587			$25,162
Net interest margin(3)			3.18%			3.25%
Net interest margin, fully taxable equivalent(4)			3.16%			3.24%

(1) Includes average outstanding balances of loans held for sale of $704,000 and $1.7 million for the quarter ended March 31, 2024 and 2023, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a fully taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2024	2023
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Equity attributable to Guaranty Bancshares, Inc.	$305,371	$303,300	$296,226	$296,862	$299,700
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(1,312)	(1,418)	(1,524)	(1,633)	(1,746)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$271,899	$269,722	$262,542	$263,069	$265,794
Common shares outstanding(1)	11,534,960	11,540,644	11,554,094	11,603,167	11,925,357
Book value per common share	$26.47	$26.28	$25.64	$25.58	$25.13
Tangible book value per common share(1)	23.57	23.37	22.72	22.67	22.29

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Unrealized Loss on Securities, Tax Effected, as a Percentage of Total Equity

(dollars in thousands)	March 31, 2024
Total equity(1)	$305,910
Less: net unrealized loss on HTM securities, tax effected	(25,662)
Total equity, including net unrealized loss on AFS and HTM securities	$280,248

Net unrealized loss on AFS securities, tax effected	16,709
Net unrealized loss on HTM securities, tax effected	25,662
Net unrealized loss on AFS and HTM securities, tax effected	$42,371

Net unrealized loss on securities as % of total equity(1)	13.9%
Total equity before impact of unrealized losses	$322,619
Net unrealized loss on securities as % of total equity before impact of unrealized losses	13.1%

Total average assets	$3,178,929
Total equity to average assets	9.6%
Total equity, adjusted for tax effected net unrealized loss, to average assets	8.8%

(1) Includes the net unrealized loss on AFS securities, tax effected, of $16,709.

Cost of Total Deposits

	Quarter Ended
(dollars in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Total average interest-bearing deposits	$1,789,119	$1,788,863	$1,624,610
Adjustments:
Noninterest-bearing deposits	823,638	865,817	1,002,793
Total average deposits	$2,612,757	$2,654,680	$2,627,403

Total deposit-related interest expense	$14,459	$14,311	$7,655

Average cost of interest-bearing deposits	3.25%	3.17%	1.91%
Average cost of total deposits	2.23	2.14	1.18

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per common share”, "net unrealized loss on securities, tax effected, as a percentage of total equity" and "cost of total deposits" are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss first quarter 2024 financial results on Monday, April 15, 2024 at 10:00 am Central Time. The conference call will be hosted by Ty Abston, Chairman and CEO, and Shalene Jacobson, EVP and CFO. All conference attendees must register before the call at www.gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, www.gnty.com. A recording of the conference call will be available by 1:00 pm Central Time the day of the call and remain available through April 31, 2024 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is the parent company for Guaranty Bank & Trust, N.A. Guaranty Bank & Trust has 33 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, Houston and Central Texas regions of the state. As of March 31, 2024, Guaranty Bancshares, Inc. had total assets of $3.1 billion, total loans of $2.3 billion and total deposits of $2.6 billion. Visit www.gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission. We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Shalene Jacobson Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com